Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 10, 2006 accompanying the consolidated financial statements and Schedule II, and management’s assessment of the effectiveness of Famous Dave’s of America, Inc.’s internal control over financial reporting. Both reports are included in the annual report of Famous Dave’s of America, Inc. and its subsidiaries on Form 10-K for the year ended January 1, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Famous Dave’s of America, Inc. on Forms S-3 (File No.’s 333-86358, 333-48492, 333-95311, 333-54562, 333-65428, and 333-73504) and Forms S-8 (File No.’s 333-88928, 333-88930, 333-88932, 333-16299, 333-49939, and 333-49965).
/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
March 10, 2006